EXHIBIT 24




                           CONSENT OF INDEPENDENT AUDITORS





          THE BOARD OF DIRECTORS
          NATIONAL PATENT DEVELOPMENT CORPORATION


          We consent to incorporation by reference in the Registration Statement (No. 33-71698, No. 33-66634 and No. 33-63670) on Form
          S-3 and the Registration Statement (No. 33-26261) on Form S-8 of National Patent Development Corporation and subsidiaries of our report dated March 16, 1993, relating to the consolidated balance sheets of National Patent Development Corporation as of December 31, 1992 and 1991 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1992, which report appears in Form 10-K/A for the year ended December 31, 1992 of National Patent Development Corporation.



                                             KPMG PEAT MARWICK





          New York, New York
          January 18, 1994